LEASE TERMINATION AGREEMENT
This Lease Termination Agreement (this "Agreement") is entered into as of January 17, 2020, by and between PARK PLACE HOLDCO LLC, a Delaware limited liability company ("Landlord"), and WAGEWORKS, INC., a Delaware corporation ("Tenant").
r e c i t a l s :
A.Park Place Realty Holding Company, Inc., a Delaware corporation (as predecessor in interest to Landlord) and Tenant are parties to that certain Office Lease dated as of April 10, 2014 (the "Lease"), whereby Landlord leases to Tenant that certain space (the "Premises") consisting of approximately 37,937 rentable square feet, commonly known as Suite 400, and located on the fourth (4th) floor of that certain building (the "Building") located at 1100 Park Place, San Mateo, California.
B.Subject to and in accordance with this Agreement, Landlord and Tenant desire to enter into this Agreement in order to terminate the Lease and to release one another from their respective obligations thereunder, except as otherwise provided herein.
a g r e e m e n t :
NOW, THEREFORE, in consideration of the foregoing recitals and the conditions and the covenants hereinafter contained, and for other consideration hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows.
1.Defined Terms. All terms defined in the Lease when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Agreement.
2.Effectiveness of this Lease Termination Agreement. Landlord and Tenant hereby acknowledge and agree that, notwithstanding the full execution and delivery of this Agreement by Landlord and Tenant, this Agreement is expressly conditioned upon the full execution and delivery of a lease agreement (the "Third-Party Lease") by Landlord and Medallia, Inc., a Delaware corporation (the "Third Party Tenant") (the terms and conditions of which Third-Party Lease shall be acceptable to Landlord in its sole and absolute discretion) with respect to a lease of the Premises effective following the "Termination Date," as defined in Section 3 (the "Condition Precedent"). Landlord shall have no liability whatsoever to Tenant relating to or arising from Landlord’s inability or failure to cause all or any portion of the Condition Precedent to be satisfied. The Lease shall remain unmodified and in full force and effect unless and until such time as the Condition Precedent is satisfied or waived. Landlord shall notify Tenant in writing promptly once the Condition Precedent has been satisfied.
3.Termination of the Lease. Landlord and Tenant hereby agree that, conditioned upon the performance by the parties of the provisions of this Agreement, the Lease shall terminate and be of no further force or effect as of 11:59 P.M. Pacific Standard Time on March 7, 2020 (the "Termination Date").
4.Termination Payment. In consideration of Landlord's agreement to terminate the Lease prior to its scheduled expiration date, Tenant shall pay Landlord a termination fee in the amount of One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) (the "Termination Payment"). The Termination Payment shall be due and payable by Tenant within three (3) business days following mutual execution and delivery of this Agreement. In the event the Condition Precedent is not satisfied within thirty (30) days of the Termination Date, then the amount of the Termination Payment shall be applied monthly as a credit against Rent for the following months until the entirety of the Termination Payment has been returned to Tenant.
5.Surrender of Premises. Subject to the satisfaction of the Condition Precedent, Tenant hereby agrees to vacate the Premises and surrender and deliver exclusive possession of the Premises to Landlord on or before the Termination Date in accordance with the provisions of the Lease pertaining to the vacation and surrender of the Premises by Tenant at the end of the Lease Term, including, without limitation, Articles 8 and 15 of the Lease. Except as otherwise agreed upon in writing by Tenant and Third Party Tenant (the "Written Agreement", a copy of which shall be provided by Tenant to Landlord prior to the Termination Date), on or before the Termination Date, Tenant shall, at Tenant’s sole cost and expense, remove or cause to be removed from the Premises any and all of Tenant's personal property, and such similar articles of any other persons claiming under Tenant, as well as any improvements and/or alterations required to be removed by Tenant under the terms of the Lease upon the expiration or earlier termination of the Lease, including, without limitation, the Exterior Sign from the Building (as further provided in Section 23.5 of the Lease), but not including the furniture, fixtures and equipment ("FF&E") set forth on Exhibit A so long as Tenant provides Landlord with the Written Agreement as provided above. Tenant shall deliver the Premises to Landlord in a broom-clean condition. Tenant shall immediately repair at its own expense all damage to the Premises and the Building resulting from any such removal. If Tenant fails to complete such removal and/or repair any damage caused by such removal, Landlord may (but shall not be obligated to) do so and may charge the reasonable and actual cost thereof to Tenant. In the event Tenant fails to surrender the Premises by the Termination Date in the condition required hereunder, then the provisions of the Lease, including, without, limitation, Article 16 of the Lease, shall apply, provided that Tenant's continued occupancy of the Premises after the Termination Date shall be deemed a tenancy-at-sufferance.
6.Release of Liability. Except with respect to all obligations set forth in the Lease that survive the termination of the Lease, including, without limitation, Tenant’s indemnity obligations, and except as otherwise provided in this Agreement, including, without limitation, Tenant's obligation to pay the Termination Payment pursuant to Section 4 above, and conditioned on the performance by the parties of the provisions of this Agreement, effective as of the Termination Date:
(a)the parties shall be fully and unconditionally released and discharged from their respective obligations arising from or in connection with the provisions of the Lease; and
(b)this Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including, without limitation, both known and unknown claims and causes of action that may arise out of or in connection with the obligations of the parties under the Lease.
Each of the parties expressly waives the provisions of California Civil Code Section 1542, which provides:
"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."
Each party acknowledges that it has received the advice of legal counsel with respect to the aforementioned waiver and understands the terms thereof.
7.Representations of Tenant. Tenant represents and warrants to Landlord that (a) Tenant has not heretofore assigned all or any portion of its interest in the Lease or sublet any portion of the

Premises; (b) no person, firm or entity has any right, title or interest in the Lease; (c) as of the Termination Date, no person, firm or entity shall have any right, title or interest in the Lease or the Premises; (d) Tenant has not caused or permitted any release or disposal on, under, within or from the Premises of any hazardous or toxic materials and, as of the Termination Date, Tenant shall have properly removed from the Premises all such hazardous and/or toxic materials stored or used by or on behalf of Tenant within the Premises; (e) Tenant has not violated any applicable laws, statutes, ordinances, regulations, rules and other governmental requirements with respect to Tenant's use or occupancy of the Premises, which violation shall not have been remedied by Tenant on or before the Termination Date; (f) Tenant has the full right, legal power and actual authority to enter into this Agreement and to terminate the Lease; and (g) as of the date hereof, there are no, and as of the Termination Date, there shall not be any, mechanic's liens or other liens encumbering all or any portion of the Premises, by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns. Notwithstanding the termination of the Lease and the release of liability, as provided herein, the representations and warranties set forth in this Section 7 shall survive the termination of the Lease and Tenant shall be liable to Landlord for any inaccuracy or any breach thereof.
8.Continuing Liability. Notwithstanding the termination of the Lease and the release of liability provided for herein, Tenant shall remain liable, with respect to the period of its tenancy prior to the Termination Date, for the performance of all of its obligations under the Lease (including, without limitation, Tenant’s payment of reconciliation of Tenant's Share of Building Direct Expenses with respect to calendar year 2019; with respect to calendar year 2020, the parties hereby agree that no further reconciliation shall be required for payments made by Tenant in connection with Tenant's Share of Building Direct Expenses, and such payments for calendar year 2020 shall be deemed sufficient when made) and Landlord shall have all the rights and remedies with respect to such obligations as set forth in the Lease.
9.Entire Agreement. It is understood and acknowledged that there are no oral agreements among the parties hereto affecting this Agreement and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, among the parties hereto, relating in any manner to the termination of the Lease and the release of liability, as provided herein, and none thereof shall be used to interpret or construe this Agreement. This Agreement contains all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the termination of the Lease and the release of liability, as provided herein, shall be considered to be the only agreement among the parties hereto and their representatives and agents relating in any manner to the termination of the Lease and the release of liability, and none of the terms, covenants, conditions or provisions of this Agreement can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties among the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Agreement.
10.Attorneys' Fees. Should any dispute arise between the parties hereto or their legal representatives, successors and assigns concerning any provision of this Agreement or the rights and duties of any person in relation thereto, the party prevailing in such dispute shall be entitled, in addition to such other relief that may be granted, to recover reasonable attorneys' fees and legal costs in connection with such dispute.
11.Authority. If Tenant is a corporation, trust, limited liability company or partnership, each individual executing this Agreement on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Agreement and that each person signing on behalf of Tenant is authorized to do so. In such event, Tenant shall, within ten (10) days after written request by Landlord, deliver to Landlord satisfactory evidence of such (i) authority, (ii) good standing in Tenant's state of formation and (iii) qualification to do business in California.

12.Conflict; No Further Modification. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail. Except as specifically set forth in this Agreement, all of the terms and conditions of the Lease shall remain unmodified and in full force and effect.
13.Broker. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims by any real estate broker or salesman for a commission, finder’s fee or other compensation alleged to be owing on account of Tenant's dealings with such party as a result of Tenant’s entering into this Agreement.
[Signatures appear on the following page]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Agreement as of the day and year first above written.

Landlord:		Tenant:

PARK PLACE HOLDCO LLC, a Delaware limited liability company		WAGEWORKS, INC., a Delaware corporation

By:	/s/ Karen Wilbrecht	By:	/s/ Darcy Mott
Name:	Karen Wilbrecht	Name:	Darcy Mott
Title:	Vice President	Title:	EVP & CFO